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Exhibit 4.4

NEITHER THE WARRANTS REPRESENTED BY THIS CERTIFICATE NOR THE SHARES ISSUABLE UPON THE EXERCISE OF THESE WARRANTS HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY, IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE COMMON STOCK OF
SMALL TOWN RADIO, INC.

June 17, 2002	58,247 shares of Common Stock

        THIS CERTIFIES THAT Wayne Shortridge, an individual resident of the State of Georgia with his principal place of business at 257 Bolling Road, NE, Atlanta, Georgia 30305 (the "Holder") is entitled, on the terms and subject to the conditions set forth herein, to purchase from Small Town Radio,  Inc., a Nevada corporation (the "Company"), at any time or from time to time during the Exercise Period (as defined herein), the number of shares of the Company's common stock, par value $.001 (the "Warrant Shares") determined in Section 1 below, at a price of $2.82 per Warrant Share (the "Exercise Price"). The number of Warrant Shares and the Exercise Price are subject to adjustment upon the occurrence of the contingencies set forth in this Warrant.

TERMS AND CONDITIONS

1.  Number of Shares of Common Stock Issuable Upon Exercise

        The number of Warrant Shares issuable upon exercise of this Warrant shall be equal to 58,247.

2.    Exercise Period

        This Warrant shall be exercisable by the Holder during the period (the "Exercise Period") beginning on the original issue date set forth above (the "Original Issue Date") until 5:00 p.m. Eastern Time on the tenth anniversary of the Original Issue Date, or if such date is not a day on which the Company is open for business, then the next succeeding day on which the Company is open for business (the "Expiration Date"), but not thereafter.

3.    Exercise of Warrant

        (a) At the option of the Holder, this Warrant may be exercised at any time or from time to time during the Exercise Period by delivery to the Company at its office at 12600 Deerfield Parkway, Suite 100, Alpharetta, Georgia 30004, Attention: Daniel W. Hollis, or to any transfer agent for the Company's common stock, par value $.001 (the "Common Stock"), on or before 5:00 p.m., Eastern Time, on the Expiration Date, of the following (the "Exercise Materials"):

          (i)    a written notice of such registered Holder's election to exercise this Warrant (the "Exercise Notice"), which notice may be in the form of the Notice of Exercise attached hereto, properly executed and completed by the registered Holder or an authorized officer thereof,

          (ii)  a check payable to the order of the Company, in an amount equal to the product of the Exercise Price multiplied by the number of Warrant Shares specified in the Exercise Notice, and

          (iii)  this Warrant.

  (b) (i) At the option of the Holder, this Warrant may be converted into shares of Common Stock, in whole but not in part, by delivery to the Company at the address designated in Section 3(a) above or to any transfer agent for the Common Stock, on or before 5:00 p.m. Eastern Time on the Expiration Date, of the following (the "Conversion Materials"):

            (A)  a written notice of Holder's election to convert this Warrant (the "Conversion Notice"), properly executed and completed by the registered Holder, and

            (B)  this Warrant.

          (ii)  The number of shares of Common Stock issuable upon conversion of this Warrant pursuant to this Section 3(b) is equal to (A) the number of Warrant Shares then issuable upon exercise of this Warrant (assuming an exercise for cash), multiplied by the difference between Fair Value and the then-effective Exercise Price; divided by (B) the Fair Value.

          (iii)  As used herein, "Fair Value" on any particular date (a "Determination Date") means (A) the average closing price reported for the 20 trading days immediately preceding the Determination Date, if the Common Stock then is traded on an exchange or quoted on the Nasdaq National Market System; (B) the average closing asked price reported for the 20 trading days immediately preceding the Determination Date, if the Common Stock then is not traded on an exchange or on the Nasdaq National Market System but are traded in the over-the-counter market; (C) except as provided in clause (D) below, as determined in good faith by agreement of the Board of Directors of the Company and Holder upon a review of relevant factors, if the Common Stock then is not publicly traded; or (D) the initial public offering price (before deducting commissions, discounts, or expenses) at which shares of Common Stock are sold in a firm commitment public offering under the Securities Act of 1933, as amended, if the Determination Date is the date on which shares of Common Stock are first sold to the public by the Company in such an offering..

        (c)  As promptly as practicable, and in any event within five business days after, the Company's receipt of Exercise Materials or Conversion Materials, as applicable, the Company shall execute or cause to be executed and delivered to Holder (i) a certificate or certificates representing the number of Warrant Shares specified in the Exercise Notice or the number of shares of Common Stock issuable upon conversion of this Warrant if Holder delivered a Conversion Notice, whichever is applicable; (ii) cash in lieu of any fraction of a share; and (iii) (A) if the Warrant is exercised in full, a copy of this Warrant marked "Exercised," or (B) if the Warrant is partially exercised, a copy of this Warrant marked "Partially Exercised" together with a new Warrant on the same terms for the unexercised balance of the Warrant Shares, or (C) if the Warrant is converted, a copy of this Warrant marked "Converted." The certificate or certificates representing shares of Common Stock shall be registered in the name of the registered Holder of this Warrant or such other name or names as shall be designated in the Exercise Notice or Conversion Notice. The date on which the Warrant shall be deemed to have been exercised or converted (the "Effective Date"), and the date the person in whose name any certificate evidencing the shares of Common Stock issued upon the exercise or conversion hereof is issued shall be deemed to have become the holder of record of such shares, shall be the date the Company receives the Exercise Materials or Conversion Materials, irrespective of the date of delivery of a certificate or certificates evidencing the shares of Common Stock issued upon the exercise or conversion hereof; except that, if the date on which the Exercise Materials or Conversion Materials are received by the Company is a date on which the stock transfer books of the Company are closed, the Effective Date shall be the date the Company receives the Exercise Materials or Conversion Materials, and the date such person shall be deemed to have become the holder of the shares of Common Stock issued upon the exercise or conversion hereof shall be the next succeeding date on which the stock transfer books are open. All shares of Common Stock issued upon the exercise or conversion of this

Warrant will, upon issuance, be fully paid and nonassessable and free from all taxes, liens, and charges with respect thereto.

4.    Adjustment of Exercise Price and Warrant Shares

        The Exercise Price and the number of Warrant Shares purchasable hereunder shall be subject to adjustment from time to time in accordance with the following provisions:

        (a)  If the Company, at any time after the Original Issue Date, shall subdivide the outstanding shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision shall be proportionately decreased, and in case the Company shall at any time after the Original Issue Date combine the outstanding shares of Common Stock, the Exercise Price in effect immediately prior to such combination shall be proportionately increased, effective from and after the record date of such subdivision or combination, as the case may be.

  (b) (i) If the Company, at any time after the Original Issue Date, shall issue any New Securities for a consideration (determined on a Common Stock Equivalent basis) which is less than the Exercise Price in effect on the date of issuance of such New Securities, the Exercise Price upon each such issuance of New Securities shall be reduced, effective as of the opening of business on the date of such issuance or sale, to an Exercise Price (calculated to the nearest cent) equal to:

            (A)  an amount equal to (I) the total number of Common Stock Equivalents outstanding immediately prior to such sale or deemed sale of New Securities multiplied by the Exercise Price in effect immediately prior to the issuance or deemed issuance of New Securities, plus (II) the aggregate amount of all consideration, if any, received by the Company for the issuance or deemed issuance of such New Securities; divided by

            (B)  the total number of Common Stock Equivalents outstanding after giving effect to such sale or deemed sale of New Securities.

          (ii)  For the purposes of this Section 3(b), the issuance of any warrants, options, or other subscription rights which entitle the Holder to acquire shares of Common Stock after the Original Issue Date and the issuance of any securities convertible into, or exchangeable for, shares of Common Stock (or the issuance of any warrants, options, or any rights with respect to such convertible or exchangeable securities) after the Original Issue Date shall be deemed an issuance at such time of shares of Common Stock. No adjustment of the Exercise Price shall be made under this Section 3(b) upon the issuance of any additional shares of Common Stock which are issued pursuant to the exercise of any warrants, options, or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment to the Exercise Price and the number of Warrant Shares issuable upon exercise if this Warrant shall previously have been made upon the issuance of any such warrants, options, or other rights or upon the issuance of any convertible securities (or upon the issuance of any warrants, options, or any rights therefor) as above provided. Upon the expiration or termination of any warrants, options, or other subscription rights with respect to shares of Common Stock, or on the expiration or termination of any conversion or exchange rights with respect to securities convertible into shares of Common Stock (or warrants, options or any rights therefor), the Exercise Price then in effect hereunder shall forthwith be increased to the Exercise Price which would have been in effect at the time of such expiration or termination if such warrants, options, or subscription rights, or such conversion or exchange rights (or warrants, options, or any rights therefor), to the extent outstanding immediately prior to such expiration or termination, had never been issued. For the purpose of this Section 3(b), in the case of the issuance of New Securities for a consideration other than cash, the consideration received by the Company therefor shall be deemed to be the fair value of such consideration as determined in good faith by its Board of Directors. The provisions of this Section 3(b) shall not apply under any of the circumstances for which an adjustment is provided in Sections 4(a) or 4(d).

        (c)  Upon any adjustment in the Exercise Price pursuant to Sections 4(a) or 4(b) above, the Holder thereafter shall be entitled to purchase, at the adjusted Exercise Price, a number of Warrant Shares equal to (i) the number of Warrant Shares purchasable hereunder immediately prior to such adjustment, multiplied by (ii) a fraction, the numerator of which is the Exercise Price in effect immediately prior to such adjustment and the denominator of which is the Exercise Price resulting from such adjustment, rounded to the nearest full Warrant Share.

        (d)  In the event of the issuance of New Securities as a dividend on any outstanding class or series of capital stock, the number of Warrant Shares issuable upon exercise of this Warrant from and after the record date for the determination of security holders entitled to such dividend, shall be equal to (i) the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to said record date, multiplied by (ii) a fraction, the numerator of which is the number of Common Stock Equivalents that will be outstanding after giving effect to the dividend of New Securities, and the denominator of which is the is the number of Common Stock Equivalents outstanding on such record before giving effect to the dividend of New Securities. Upon each adjustment pursuant to this Section 4(d), the Exercise Price shall be reduced to an amount which is equal to (A) the Exercise Price in effect immediately prior to the record date of such dividend or distribution, multiplied by (B) a fraction, the numerator of which is the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to the record date of such dividend or distribution and the denominator of which is the number of Warrant Shares issuable upon exercise of this Warrant immediately following such adjustment.

        (e)  As used in this Warrant:

          (i)    "New Securities" means any shares of Common Stock sold or deemed sold for a consideration per Common Share which is less than $2.255.

          (ii)  "Common Stock Equivalent" means the number of shares of Common Stock outstanding, plus the number of shares of Common Stock issuable upon the exercise of all options and warrants, plus all shares of Common Stock issuable upon the conversion of all outstanding securities convertible into Common Stock or into securities which are convertible into Common Stock.

5.    Reorganization, Reclassification, Consolidation, or Merger

        Subject to the provisions of Section 9 below, if at any time while this Warrant is outstanding there shall be any reorganization or reclassification of the shares of Common Stock of the Company (other than a subdivision or combination provided for in Section 4(a) above), or any consolidation, share exchange, or merger of the Company with another corporation, the Holder of this Warrant thereafter shall be entitled to receive, during the Exercise Period and upon payment of the Exercise Price, the number of shares of Common Stock or other securities or property of the Company or of the successor corporation resulting from such consolidation, share exchange, or merger, as the case may be, to which a Holder of a number of shares of Common Stock of the Company, then deliverable upon the exercise of this Warrant, would have been entitled upon such reorganization, reclassification, consolidation, share exchange, or merger if this Warrant had been exercised immediately prior to such reorganization, reclassification, consolidation, share exchange, or merger; and in any such case, appropriate adjustment (as determined by agreement of the registered Holder and the Board of Directors of the Company) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the Holder of this Warrant to the end that the provisions set forth herein (including the adjustment of the Exercise Price and the number of shares of Common Stock issuable upon the exercise of this Warrant) thereafter shall be applicable, as near as reasonably may be, in relation to any shares of Common Stock or other property thereafter deliverable upon the exercise hereof.

6.    Notice of Adjustments

        Upon any adjustment of the Exercise Price and any increase or decrease in the number of Warrant Shares purchasable upon the exercise of this Warrant, then, and in each such case, the Company, within 30 days after any such adjustment, shall give written notice thereof to the registered Holder of this Warrant at the address of such Holder as shown on the books of the Company, which notice shall state the Exercise Price as adjusted and the increased or decreased number of shares of Common Stock issuable upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation of each.

7.    Charges, Taxes, and Expenses

        The issuance of certificates for shares of Common Stock upon any exercise or conversion of this Warrant shall be made without charge to the Holder hereof for any intangible or "stamp" tax imposed upon the issuer of securities or the recipient of securities (excluding any tax determined or measured by the income of the Holder) or other expense in respect to the issuance of such certificates, all of which shall be paid by the Company. Certificates evidencing the shares of Common Stock issued upon exercise or conversion hereof shall be issued in the name of, or in such name or names as may be directed by, the Holder of this Warrant; provided, however, that in the event that certificates for shares of Common Stock are to be issued in a name other than the name of the Holder of this Warrant, this Warrant when surrendered for exercise or conversion shall be accompanied by an instrument of transfer in form satisfactory to the Company, duly executed by the Holder hereof in person or by an attorney duly authorized in writing, and the Holder shall pay all transfer taxes, if any, payable upon the transfer of this Warrant.

8.    Company's Right to Redeem Warrant

        The Company shall have the absolute right to redeem this Warrant in connection with a Transaction by delivery of the amount and type of consideration a holder of the number of Warrant Shares would receive in the Transaction after deduction of the Exercise Price and all legal, accounting, and other expenses incurred in the Transaction, and satisfaction of excluded liabilities and indebtedness not assumed in the Transaction (the "Redemption Price"). If the Company calls this Warrant for redemption, Holder shall be under a mandatory obligation to sell this Warrant to the Company at the Redemption Price and upon such other terms as may be established by the Company. In the event a Holder fails to deliver this Warrant for redemption to the Company in accordance with this Section 8, the Company may terminate and cancel this Warrant upon delivery of the Redemption Price to Holder, whereupon all rights of Holder under the Warrant shall be extinguished.

9.    Substitution of Warrant

        Notwithstanding anything to the contrary set forth herein, in the event the Company at any time shall effect a Stock Swap Transaction, then effective as of the closing of the Stock Swap Transaction and immediately, automatically, and without further action by the Company or Holder, this Warrant shall be converted into solely the right to receive, upon surrender of this Warrant by Holder, a warrant of the surviving or resulting entity (in the case of a merger or consolidation) or the parent entity (in the case of a share exchange) having the following terms (a "Replacement Warrant"):

        (a)  the number and type of equity securities issuable upon exercise of the Replacement Warrant shall be equal to the number and type of securities that a holder of the number of Warrant Shares would have received as a result of the Stock Swap Transaction;

        (b)  the exercise price per share of the Replacement Warrant shall be equal to (i) the Exercise Price, multiplied by the number of Warrant Shares issuable upon exercise of the Warrant immediately before the Stock Swap Transaction; divided by (ii) the number of securities that that a holder of one Common Share would have received as a result of the Stock Swap Transaction;

        (c)  the Replacement Warrant shall be exercisable (or convertible) an any time or from time to time prior to the Expiration Date; and

        (d)  the Replacement Warrant shall contain all other terms and conditions contained in this Warrant as may be necessary to protect the rights of the Holder.

10.  Definitions

        The following capitalized terms are used herein with the meanings thereafter ascribed:

        (a)  "Stock Swap Transaction" means a merger, consolidation or share exchange in which (i) the Company is not the surviving or resulting entity (in the case of a merger or consolidation) or the parent entity (in the case of a share exchange) and (ii) the Holders of outstanding shares of Common Stock receive equity securities in the surviving or resulting entity (in the case of a mergeror consolidation) or the parent entity (in the case of a share exchange).

        (b)  "Transaction" means any (i) dissolution or liquidation of the Company; (ii) merger, consolidation, share exchange, combination, reorganization, or like transaction in which the Company is not the surviving or resulting entity or the parent of the resulting entity; (iii) sale or transfer (other than as security for the Company's obligations) of all or substantially all of the assets of the Company; or (iv) sale or transfer of eighty percent (80%) or more of the issued and outstanding shares of Common Stock by the holders thereof in a single transaction or in a series of related transactions; except that a distribution of common Shares, for no consideration, by a shareholder that is a corporation, limited liability company, partnership, or trust to (A) the employees, officers, and/or managers or directors of such shareholder, (B) the shareholders, partners, other equity security holders, or beneficiaries of such shareholder, or (C) any parent or subsidiary of the Company shall not be deemed a "sale or transfer" for purposes of this definition.

11.  General Provisions

        (a)  The Company covenants that it will at all times reserve and keep available, solely for the purpose of issuance upon the exercise or conversion hereof, a sufficient number of shares of Common Stock to permit the exercise or conversion hereof in full.

        (b)  No Holder of this Warrant, as such, shall be entitled to vote or receive distribution (except as provided in Section 4(a)) or be deemed to be a stockholder of the Company for any purpose.

        (c)  This Warrant may be divided into separate Warrants covering one Warrant Share or any whole multiple thereof, for the total number of Warrant Shares then issuable upon exercise of this Warrant at any time, or from time to time, upon the request of the registered Holder of this Warrant and the surrender of the same to the Company for such purpose. Such subdivided Warrants shall be issued promptly by the Company following any such request and shall be of the same form and tenor as this Warrant.

        (d)  This Warrant and all rights hereunder are not transferable by the registered Holder without the prior written consent of the Company. The Company may deem and treat the registered Holder of this Warrant at any time as the absolute owner hereof for all purposes and shall not be affected by any notice to the contrary.

        (e)  Notwithstanding any provision herein to the contrary, the Holder hereof may not exercise, sell, transfer, or otherwise assign this Warrant unless the Company is provided with an opinion of counsel satisfactory in form and substance to the Company, to the effect that such exercise, sale, transfer, or assignment does not violate the Securities Act of 1933 or applicable state securities laws.

SIGNATURE

        IN WITNESS WHEREOF, the Company has caused this Warrant to be executed on the date first set forth above.

Small Town Radio, Inc., a Nevada corporation
By:	/s/ DANIEL W. HOLLIS
Name:	/s/ DANIEL W. HOLLIS
Title:	Chairman and Chief Executive Officer

FORM OF NOTICE OF EXERCISE

[To be signed only upon exercise of Warrant]

To: SMALL TOWN RADIO, INC.

        The undersigned registered Holder of the attached Warrant hereby irrevocably elects to exercise the Warrant for, and to purchase thereunder, the full number of whole shares of Common Stock of Small Town Radio, Inc., issuable upon exercise of said Warrant and hereby surrenders said Warrant and delivers to Small Town Radio, Inc., in immediately available funds, $                        representing the Purchase Price for such shares by (a) check or (b) by delivery of the Promissory Note originally issued to the original Holder. The undersigned herewith requests that the certificates for such Shares be issued in the name of, and delivered to the undersigned, whose address is                        and social security or tax identification number is                        .

Dated:

Name of Holder:

Signed:

NOTICE

        The signature above must correspond to the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.

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  Exhibit 4.4
WARRANT TO PURCHASE COMMON STOCK OF SMALL TOWN RADIO, INC.
SIGNATURE
FORM OF NOTICE OF EXERCISE